                                                                   Exhibit 10.49

                                    AGREEMENT
                           DATED AS OF JANUARY 1, 1997
                                 BY AND BETWEEN
                       GRAHAM-FIELD HEALTH PRODUCTS, INC.
                                       AND
                                 DONALD CANTWELL


         AGREEMENT, dated as of January 1, 1997 (the "Agreement"), by and between Graham-Field Health Products, Inc., a Delaware corporation (the "Corporation"), and Donald Cantwell, an individual residing at 289 River Road, St. James, New York 11780-9628.

                              W I T N E S S E T H :

         WHEREAS, the Corporation has determined that it is in the best interests of the Corporation and its stockholders for the Corporation to agree to pay the Executive certain termination compensation in the event the Executive should leave the employment of the Corporation under the circumstances described in this Agreement; and

         WHEREAS, the Corporation recognizes that the possibility of a proposal from a third person, whether solicited by the Corporation or unsolicited, concerning a possible business combination with the Corporation, including the acquisition of a substantial share of the equity or voting securities of the Corporation, is unsettling to the Executive and other key personnel of the Corporation; and

         WHEREAS, this Agreement is intended to help assure a continuing dedication by the Executive to his duties to the Corporation notwithstanding the occurrence of a business combination proposal; and

         WHEREAS, the Corporation and the Executive believe it is imperative that should the Corporation receive proposals from third parties with respect to its future, the Executive should, without being influenced by the uncertainties of his or her own situation, assess and advise the Board of Directors whether such proposals would be in the best interest of the Corporation and its stockholders and take such other action regarding such proposals as the Board of Directors might determine to be appropriate;

         NOW, THEREFORE, in view of the foregoing and in further consideration of the Executive's continued dedicated employment with the Corporation and the availability of the Executive's advice and counsel, and to reward the Executive for his valuable and dedicated service to the Corporation, should his services be terminated under any of the circumstances described below, and for other good and valuable consideration, the receipt and sufficiency of which each party hereby acknowledges, the Corporation and the Executive hereby agree as follows:

         1.  EFFECTIVE DATE AND TERM OF EMPLOYMENT OF EMPLOYEE.

         (a) Except as provided in Section 1(b) below, nothing in this Agreement shall affect any right which the Executive may otherwise have to terminate his employment from the Corporation or any subsidiary of the Corporation (a "Subsidiary"). Nor shall anything in this Agreement affect any right which the Corporation or any Subsidiary may have to terminate the Executives's employment at any time in any lawful manner, subject to the provision that in the event of termination of the Executive's employment under the circumstances specified in Sections 2 and 3 below following a "Change in Control" (as defined in Section 1(c)), the Corporation will provide to the Executive the payments and benefits described in Sections 2 and 3 of this Agreement.

         (b) In the event any person or organization commences a tender or exchange offer, circulates a proxy statement to the Corporation's stockholders, or takes other steps designed to effect a Change in Control of the Corporation, the Executive agrees that in order to receive the benefits provided by this Agreement, he will not voluntarily leave the employ of the Corporation or any of its Subsidiaries and will continue to perform his regular duties and to render his services, until such person or organization has abandoned or terminated his or its efforts to effect a Change in Control or until a Change in Control has occurred. In the event the Executive voluntarily terminates his employment before any such effort to effect a Change in Control of the Corporation has commenced, or after any such effort has been abandoned or terminated without effecting a Change in Control and no such effort is then in process, this Agreement shall lapse and be of no further force or effect. In the event the Executive voluntarily terminates his employment with the Corporation or any Subsidiary during such time any person or organization has commenced, but has not yet abandoned, any steps designed to effect a Change in Control of the Corporation, but at a time when a Change in Control has not been effected, the Executive shall not be entitled to receive any of the benefits of Sections 2 and 3 hereof.

         (c) For purposes of this Agreement, a "Change in Control" of the Corporation shall be deemed to have occurred upon the occurrence of any of the following events:

             (i) A change in control of the direction and administration of the Corporation's business of a nature that if any securities of the Corporation were registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), would be required to be reported (a) in response to Item 6 (e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or (b)
Item 1(a) of Form 8-K under the Exchange Act as each is in effect on the date hereof and any successor provision of such regulations under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement; or

             (ii) Any "person" or "group" (as such term is used in connection with Section 13(d) and 14(d)(2) of the Exchange Act) but excluding any employee benefit plan of the Corporation or any "affiliate" or "associate" thereof (as defined in Regulation 12b-2 under the Exchange Act) (a) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing fifty percent (50%) or more of the combined voting power of the Corporation's outstanding securities then entitled ordinarily (and apart from rights accruing under special circumstances) to vote for the election of directors or (b) acquires by proxy or otherwise 50% or more of the combined voting securities of the Corporation having the right to vote for the election of directors of the Corporation, for any merger or consolidation of the Corporation, for the election of directors of the Corporation, for any merger or consolidation of the Corporation, for the election of directors, or for any other matter; or

             (iii) During any period of twenty-four (24) consecutive months, the individuals who at the beginning of such period constitute the Board of Directors of the Corporation or any individuals who would be "Continuing Directors" (as hereinafter defined) cease for any reason to constitute at least a majority thereof; or

             (iv) There shall be consummated (A) any consolidation, merger or recapitalization of the Corporation or any similar transactions involving the Corporation, whether or not the Corporation is the continuing or surviving Corporation, pursuant to which shares of the Corporation's common stock ("Common Stock") would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of Common Stock immediately prior to the merger have the same proportion and ownership of common stock of the surviving corporation immediately after the merger, (B) any sale, lease, exchange or other transfer (in one transaction or a series or related transactions) of all, or substantially all, of the assets of the Corporation or
(C) the adoption of a plan of complete liquidation of the Corporation (whether or not in connection with the sale of all or substantially all of the Corporation's assets) or a series of partial liquidations of the Corporation that is a de jure or de facto part of a plan of complete liquidation of the Corporation; provided, that the divestiture of less than substantially all of the assets of the Corporation in one transaction or a series or related transactions, whether effected by sale, lease, exchange, spin-off, sale of the stock or merger of a subsidiary or otherwise, or a transaction solely for the purpose of reincorporating the Corporation in another jurisdiction, shall not constitute a "Change-in-Control"; or

             (v) The Board of Directors of the Corporation shall approve any merger, consolidation, or like business combination or reorganization of the Corporation, the consummation of which would result in the occurrence of any event described in clause (A), (B) or (C) or Section 1 (iv) above.

         2.  TERMINATION FOLLOWING CHANGE IN CONTROL.

         (a) If a Change in Control of the Corporation shall have occurred at any time that the Executive is employed by the Corporation, then the Executive shall be entitled to the benefits provided in Section 3 hereof upon the subsequent termination of his employment within the applicable period set forth following such Change in Control, unless such termination is (i) due to the Executive's death or "Retirement" (as defined in Section 2(e)) or (ii) by the Executive other than for "Good Reason" (as such term is defined in Section 2(f)) or (iii) by the Corporation or a Subsidiary by reason of the Executive's "Disability" (as defined in Section 2(k)) or for Cause (as defined in Subsection 2(1)).

         (b) If, following a Change in Control, the Executive's employment is terminated by reason of his death or Disability during the two (2) years following a Change in Control, the Executive shall be entitled to death or long-term disability benefits, as the case may be, from the Corporation no less favorable than the most favorable benefits to which he would have been entitled had the death or termination for Disability occurred at any time during the period commencing one year prior to the initiation of actions that resulted in a Change in Control. If prior to any such termination for Disability during the two (2) years following a Change in Control, the Executive fails to perform his duties as a result of incapacity due to physical or mental illness, he shall continue to receive his "Base Salary" (as defined in Section 2(g)) less any benefits as may be received by him under the Corporation's disability plan until his employment is terminated for Disability, and shall be entitled to the most favorable other benefits applicable under the Corporation's policies during the period commencing one year prior to the initiation of actions that resulted in the Change in Control.

         (c) If, following a Change in Control, the Executive's employment shall be terminated by the Corporation for Cause or by the Executive other than for Good Reason during the two (2) years following a Change in Control, the Corporation shall pay to the Executive his full Base Salary through the "Date of Termination" (as defined in Section 2(i)) at the rate in effect at the time the "Notice of Termination" (as defined in Section 2(h)) is given and any amounts to be paid to the Executive pursuant to any deferred compensation or other employee benefit plan or program, and the Corporation shall have no further obligations to the Executive under this Agreement.

         (d) For purposes of this Agreement, "Continuing Directors" shall mean the directors of the Corporation in office on the date hereof and any successor to any such director and any additional director who after the date hereof (i) was nominated or selected by a majority of the Continuing Directors in office at the time of his nomination or selection and
(ii) who is not an "affiliate" or "associate" (as defined in Regulation 12b-2 under the Exchange Act) of any person who is the beneficial owner, directly or indirectly, of securities representing ten percent (10%) or more of the combined voting power of the Corporation's outstanding securities then entitled ordinarily to vote for the election of directors.

         (e) For purposes of this Agreement, "Retirement" shall mean that the Executive shall have retired after reaching the age of 65.

         (f) For purposes of this Agreement, "Good Reason" shall mean:

             (A) The assignment by the Corporation or a Subsidiary to the Executive of duties which (i) are inconsistent with, or require travel significantly more time-consuming or extensive than, the Executives's duties and business travel obligations immediately prior to the Change in Control, or (ii) result, without the Executive's express written consent, in a significant reduction in the Executive's authority and responsibility when compared to the highest level of authority and responsibility assigned to the Executive at any time during the six (6) month period prior to the Change in Control, or (iii) require the Executive, without his express written consent, to report directly or through one or more intermediaries, to a person or group other than the person or group to whom or which the Executive reported, directly or thorough one or more intermediaries, immediately prior to the Change of Control; or

             (B) A reduction by the Corporation or any Subsidiary of the Executive's Base Salary as the same may be increased from time to time hereafter; or

             (C) A change of the Executive's assigned site location without the Executive's express written consent, or in the event of any relocation of the Executive with his express written consent, the failure by the Corporation to pay (or reimburse the Executive for) all reasonable moving expenses incurred by the Executive and relating to a change of his principal residence, and to indemnify the Executive against any loss realized by the Executive and/or the Executive's spouse in the sale of the Executive's principal residence in connection with any such change or residence, all to the effect that the Executive shall incur no loss on an after-tax basis; or

             (D) The failure of the Corporation to continue to provide the Executive with substantially the same level of retirement and welfare benefits (which for purposes of this Agreement shall mean benefits under all welfare plans as that term is defined in Section 3(1) of the Executive Retirement Income

Security Act of 1974, as amended) and perquisites (including participation on a comparable basis in the Corporation's retirement plans, stock option plans, incentive plans, group life insurance plans, medical, health, accident, disability and other plan in which employees of the Corporation of comparable title and salary grade participate), as were provided to the Executive immediately prior to such Change in Control, or with a package of retirement and welfare benefits and perquisites that, though one or more such benefits or perquisites (including participation on a comparable basis in the Corporation's or a Subsidiary's retirement plans, stock option plans, incentive plans, group life insurance plans, medical, health, accident, disability and other plans) may vary from those provided before such Change in Control, is substantially comparable in all material respects when taken as a whole to such retirement and welfare benefits and perquisites provided prior to the Change in Control; or

             (E) The failure by the Corporation to obtain the express written assumption of and agreement to perform this Agreement by any successor as contemplated in Section 4(c) hereof; and

             For purposes of this Section 2(f), no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him knowing and with the intent that such action or inaction would not be in the best interests of the Corporation or otherwise was done or omitted to be done in bad faith.

         (g) For purposes of this Agreement, "Base Salary" shall mean the First Year Salary or the Salary, as the case may be, paid to the Executive immediately prior to the Change in Control of the Corporation (provided that such amount shall in no event be less than the First Year Salary or the Salary paid to the Executive during the one (1) year period immediately prior to the Change in Control).

         (h) Any purported termination of employment by the Corporation by reason of the Executive's Disability or for Cause, or by the Executive for Good Reason, shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice given by the Executive or by the Corporation or a Subsidiary, which shall indicate the specific basis for termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for determination of any payments under this Agreement; provided, however, that the Executive shall not be entitled to give a Notice of Termination that he is terminating his employment with the Corporation or a Subsidiary for Good Reason after the expiration of six (6) months following the last to occur of the events claimed by him to constitute Good Reason.

         (i) For purposes of this Agreement, "Date of Termination" shall mean
(i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of his duties during such thirty (30) day period) and (ii) if the Executive's employment is terminated for Cause or Good Reason, the date specified in the Notice of Termination, which shall be not more than ninety (90) days after such Notice of Termination is given. If within thirty (30) days after any Notice of Termination is given, the party who receives such Notice of Termination is given, the party who receives such Notice of Termination notifies the other party that a "Dispute" (as defined in Section 2(j)) exists, the parties agree to pursue promptly the resolution of any such Dispute with reasonable diligence. Pending the resolution of any such Dispute, the Corporation or a Subsidiary shall make the payments and provide the benefits provided for herein to the Executive. In the event that it is finally determined, either by mutual written agreement of the parties, by a binding arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected), that a challenged termination by the Corporation or a Subsidiary by reason of the Executive's Disability or for Cause was justified, or that a challenged termination by the Executive for Good Reason was not justified, then all sums paid by the Corporation or any Subsidiary to the Executive from the Date of Termination specified in the Notice of Termination until final resolution of the Dispute pursuant to this Section 2(i) shall be repaid promptly by the Executive to the Corporation, with interest at the base rate charged from time to time by the Corporation's principal commercial bank. In the event that it is finally determined that a challenged termination by the Corporation by reason of the Executive's Disability or for Cause was not justified, or that a challenged termination by the Executive for Good Reason was justified, then the Executive shall be entitled to retain all sums paid to the Executive pending resolution of the Dispute.

         (j) For purposes of this Agreement, "Dispute" shall mean (i) in the case of the Executive's termination as an Executive with the Corporation or a Subsidiary for Disability or Cause, that the Executive challenges the existence of Disability or Cause and (ii) in the case of the Executive's termination as an Executive with the Corporation or a Subsidiary by the Executive for Good Reason, that the Corporation or a Subsidiary challenges the existence of Good Reason.

         (k) For purposes of this Agreement, "Disability" shall mean that, as a result of the Executive's incapacity due to physical or mental illness, the Executive has been absent from the full-time performance of his duties with the Corporation for six (6) consecutive months and within thirty (30) days after Notice of

Termination is given to the Executive, he has not returned to the full-time performance of his duties. Any question as to the existence of Disability shall be determined by a qualified independent physician selected by the Executive (or, if he is unable to make such selection, such selection shall be made by any adult member of the Executive's family) and approved by the Corporation. The written determination of such physician shall be final and conclusive for purposes of this Agreement.

         (l) For purposes of this Agreement, "Cause" shall mean the willful and continued failure by the Executive to perform his duties for the Corporation (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by the Executive for Good Reason) after a written demand for substantial performance is delivered to the Executive by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially performed his duties, or (ii) the willful engagement in conduct by the Executive which is demonstrably and materially injurious to the Company, monetarily or otherwise, (iii) conviction for a felony or other crime punishable by imprisonment for more than one (1) year, or the entering of a plea of nolo contendere thereto.

         Notwithstanding any of the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting called and held for such purpose after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board of Directors, finding that in the good faith opinion of the Board of Directors the Executive was guilty of conduct set forth above in clause (i), (ii) or (iii) and specifying the particulars thereof in detail.

         3. PAYMENTS UPON TERMINATION.

         If within two (2) years after a Change in Control of the Corporation, the Corporation or a Subsidiary shall terminate the Executive's employment other than by reason of the Executive's death, Disability, Retirement or for Cause or if the Executive shall terminate his employment for Good Reason then, in any such event, and subject in each case to Section 2(j) hereof, the Corporation or a Subsidiary will pay to the Executive as compensation for services rendered, beginning not later than the fifth business day following completion of the "Parachute Procedure" (as hereinafter defined) if the Corporation elects to follow such procedure and not later than the fifteenth day after the Date of Termination otherwise:

         (a) the Executive's Salary through the Date of Termination, any existing fringe benefits (including medical benefits) and incentive compensation for the fiscal year in which the termination occurs in accordance with any arrangements then existing with the Executive and proportionate to the period of the fiscal year which has expired prior to the termination; and

         (b) a lump sum severance payment equal to one (1) times the Executive's "Base Amount," as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") (subject to any applicable payroll or other taxes and changes required to be withheld computed at the rate for supplemental payments), provided that in no event shall "Total Payments" (as hereinafter defined) exceed 2.99 times the Executive's Base Amount. The Executive's Base Amount shall be determined in accordance with temporary or final regulations promulgated under Section 280G of the Code then in effect, if any. In the absence of such regulations, if the Executive were not employed by the Corporation (or any corporation or partnership affiliated with the Corporation (an "Affiliate") within the meaning of Section 1504 of the Code or a predecessor of the Corporation) during the entire five calendar years (the "Base Period") preceding the calendar year in which a Change in Control of the Corporation occurred, the Executive's average annual compensation for the purposes of such determination shall be the lesser of (i) the average of the Executive's annual compensation for the complete calendar years during the Base Period during which the Executive was so employed or (ii) the average of the Executive's annual compensation for both complete and partial calendar years during the Base Period during which the Executive was so employed, determined by any compensation (other than nonrecurring items) includible in the Executive's gross income for any partial calendar year or (iii) the annual average of the Executive's total compensation for the Base Period during which the Executive was so employed, determined by dividing such total compensation by the number of whole and fractional years included in the Base Period. Compensation payable to the Executive by the Corporation or any Affiliate or predecessor of the Corporation shall include every type and form of compensation includible in the Executive's gross income in respect of the Executive's employment by the Corporation or any Affiliate or predecessor of the Corporation, including compensation income recognized as a result of the Executive's exercise of stock options or sale of the stock so acquired, except to the extent otherwise provided in temporary or final regulations promulgated under Section 280G of the Code. For purposes of this Section 3(b) a "change in control of the Corporation" shall have the meaning set forth in Section 280G of the Code and any temporary or final regulations promulgated thereunder, subject to the limitation stated in
Section 3(c) below; and

         (c) (i) Notwithstanding anything to the contrary contained herein, in the event that any portion of the aggregate payments and benefits (the "Total Payments") received or to be received by the Executive, whether paid or payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, a Subsidiary or any other person or entity, would not be deductible in whole or in part by the Corporation, a Subsidiary or by such other person or entity in the calculation of its federal income tax by reason of Section 280G of the Code, the Total Payments payable shall be reduced by the least amount necessary so that no portion of the Total Payments payable shall be reduced by the least amount necessary so that no portion of the Total Payments would fail to be deductible by reason of being an "excess parachute payment."

             (ii) At the option of the Corporation, no payments shall be made pursuant to this Section 3 until the procedure described in this Section 3(c)(ii) is completed (the "Parachute Procedure"). If the Corporation elects to comply with such procedure, the Corporation shall cause its independent auditors to deliver to the Executive, within fifteen (15) days after the Date of Termination, a statement which shall indicate whether payment to the Executive of the Total Payments would cause any portion of the Total Payments not to be deductible in whole or part in the calculation of federal income tax by reason of section 280G of the Code, or would cause, directly or indirectly, an "excess parachute payment" to exist within the meaning of Section 280G of the Code. Such statement shall set forth the value, calculated in accordance with the principles of Section 280G of the Code and any temporary or final regulations promulgated thereunder, of any non-cash benefits or any deferred or contingent payment or benefit payable pursuant to the terms of this Agreement or any other plan, arrangement or benefit, together with sufficient information to enable the Corporation to determine the payments that may be made to the Executive without resulting in a loss of deduction under Section 280G of the Code or an "excess parachute payment" to the Executive within the meaning of Section 280G of the Code. The Corporation warrants to the Executive the accuracy of all information and calculations supplied to the Executive in such statement. If such statement indicates that payment of the Total Payments would result in a loss of a deduction by reason of Section 280G of the Code or would cause an "excess parachute payment" to exist within the meaning of Section 280G of the Code, the Executive shall, within thirty (30) days after receipt of the statement, deliver to the Corporation a statement indicating which of the payments and benefits specified in such auditor's statement the Executive elects to receive; provided, however, that the payments and benefits selected by the Executive shall not result in a loss of deduction under Section 280G of the Code or an "excess parachute payment" to the Executive within the meaning of Section 280G of the Code and, provided, further, however, that if the Corporation does not comply with the Parachute Procedure, it shall deliver the payments required by this
Section 3 within fifteen (15) days after the Date of Termination. Delivery of the statement by the Executive to the Corporation shall constitute completion of the Parachute Procedure.

         (d) The Corporation shall contest any improper assessment of an excise or other tax imposed as a result of a determination that an "excess parachute payment" has been made to the Executive within the meaning of Section 280G of the Code. If it is established pursuant to a final determination of a court of competent jurisdiction or an Internal Revenue Service proceeding that an "excess parachute payment" does in fact exist, within the meaning of Section 280G of the Code, then the Executive shall pay to the Corporation, upon demand, an amount not to exceed the sum of (i) the excess of the aggregate Total Payments over the aggregate Total Payments that would have been paid without any portion of such payment being deemed an "excess parachute payment" within the meaning of Section 280G of the Code and (ii) interest on the amount set forth in clause (i) above at the applicable federal rate specified in Section 1274(d) of the Code from the date of receipt by the Executive of such excess until the date of such repayment.

         4.  GENERAL.

         (a) If litigation shall be brought to enforce or interpret any provision contained herein, the Corporation shall indemnify the Executive for his attorneys' fees and other fees and disbursements incurred in such litigation and pay prejudgment interest on any money judgment obtained by the Executive calculated at the base rate of interest charged from time to time from the date that payment should have been made under this Agreement; provided, however, that the Executive shall not have been found by the court to have had no cause to bring the action, or to have acted in bad faith, which finding must be final with the time to appeal therefrom having expired and no appeal having been taken.

         (b) The Corporation's obligation to pay the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Except as expressly provided herein, the Corporation waives all rights it may now have or may hereafter have conferred upon it, by statute or otherwise, to terminate, cancel or rescind this Agreement in whole or in part. Except as otherwise provided herein, each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover for any reason all or any part of such payment from the Executive or any person entitled thereto. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment, and if Executive obtains such other employment, any compensation earned by Executive pursuant thereto shall not be applied to mitigate any payment made to the Executive pursuant to this Agreement.

         (c) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by written agreement to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, the term "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement required by this Section 4(c), or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         (d) For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

                           If to the Executive:

                           Donald Cantwell
                           289 River Road
                           St. James, New York 11780-9628


                           If to the Corporation:

                           Graham-Field Health Products, Inc.
                           400 Rabro Drive East
                           Hauppauge, New York   11788
                           Attn:  Irwin Selinger
                           Chairman of the Board
                           and Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         (e) This Agreement shall constitute the entire agreement between the Executive and the Corporation concerning the Executive's employment by the Corporation and the termination of Executive's employment within two (2) years after a Change in Control as provided herein, and performance of its obligations hereunder by the Corporation shall constitute full settlement and release of any claim or cause of action, of whatsoever nature, which the Executive might otherwise assert or claim against the Corporation or any of its directors, stockholders, officers or employees on account of such termination. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and an authorized officer of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provision or condition at such same or at any prior or subsequent time. No assurances or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. However, this Agreement is in addition to and not in lieu of any other plan providing for payments to or benefits for the Executive or any agreement now existing or which hereafter may be entered into between the Corporation and the Executive; provided that, notwithstanding anything to the contrary contained in the terms of any such plan or agreement, in the event of Executive's termination, within two years after a Change in Control as provided herein, of the Executive's employment, this Agreement shall govern the rights and the obligations of the Corporation and the Executive. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the provisions, principles, or policies thereof relating to choice or conflict of laws.

         (f) The invalidity or unenforceability of any provisions of this Agreement in any circumstance shall not affect the validity or enforceability of such provision in any other circumstance or the validity or enforceability of any other provision of this Agreement, and except to the extent such provision is invalid or unenforceable, this Agreement shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

             IN WITNESS WHEREOF, the parties have executed this Agreement this 1st day of January 1997.


                                 GRAHAM-FIELD HEALTH PRODUCTS, INC.



                                 By: /s/ Richard S. Kolodny
                                    -------------------------------
                                    Name:  Richard S. Kolodny
                                    Title: Vice President, General Counsel



                                 EXECUTIVE



                                 /s/ Donald Cantwell
                                 ----------------------------------
                                 Donald Cantwell
                                 Vice President of
                                 Information Systems